EXHIBIT 5.1

[Letterhead of Orrick, Herrington & Sutcliffe LLP]

November 3, 2005

PG&E Energy Recovery Funding LLC

245 Market Street, Room 424

San Francisco, CA  94105

Re:	PG&E Energy Recovery Funding LLC
Energy Recovery Bonds, Series 2005-2

Ladies and Gentlemen:

We  have acted as special counsel for PG&E Energy Recovery Funding LLC, a Delaware limited liability company (the “Company”), in connection with (i) the Registration Statement on Form S-3, File No. 333-119762, as amended by Amendment No. 1, Amendment No. 2  and Amendment No. 3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), for the registration under the Act of energy recovery bonds (the “Registration Statement”), and (ii) an Indenture to be entered into between the Company and Deutsche Bank National Trust Company, as trustee (the “Indenture”),  pursuant to which the Company will issue its $844,461,000 principal amount of Energy Recovery Bonds, Series 2005-2 (the “Bonds”).  The Bonds are being offered as set forth in the base prospectus dated October 28, 2005 (the “Base Prospectus”), and the supplement thereto dated November 3, 2005 (the “Prospectus Supplement”), in the forms filed with the Commission pursuant to Rule 424 under the Act.

We have examined the originals, or copies identified to our satisfaction, of such corporate records of the Company, certificates of public officials, officers of the Company and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed.  In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; and (c) the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.  We have also assumed that the Bonds will be sold in the manner described in the Registration Statement, the Base Prospectus and the Prospectus Supplement.

Based on and subject to the foregoing,  we are of the following opinions:

1.  The Bonds will be legal and binding obligations of the Company at such time as: (a) the Indenture has been duly executed, and delivered by the Company and the Trustee, and (b) and the Bonds have been duly executed, authenticated and delivered in accordance with the Indenture.

2.  The statements in the Base Prospectus under the headings “Summary of Terms – Prospectus – Material Federal Income Tax Considerations” and “Material Federal Income Tax Considerations” and in the Prospectus Supplement under the heading “Tax Matters,”  subject to the qualifications set forth therein and herein, accurately describe the material federal income tax consequences to holders of the Bonds who hold the Bonds as “capital assets” within the meaning of section 1221 of the Internal Revenue Code of 1986, as amended.

The opinion set forth in numbered paragraph 1 above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law); and (c)  the possible need for regulatory approvals for any sale or other disposition upon foreclosure under the Indenture discussed under the caption “Risk Factors – Risks Associated with the Unusual Nature of the Recovery Property” in the Base Prospectus.

The opinions expressed herein are limited to the laws of the State of California and the federal laws of the United States of America.  In giving the opinion set forth in numbered paragraph 1 above, we have relied, in part, on the opinion of Richards, Layton & Finger, P.A., filed as Exhibit 5.2 to the Registration Statement.

We hereby consent to the reference to our firm under the heading “Various Legal Matters Relating to the Energy Recovery Bonds” in the Base Prospectus and under the heading “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as Exhibit 5.1 to a Report on Form 8-K dated November 3, 2005.  By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Orrick, Herrington & Sutcliffe LLP

ORRICK, HERRINGTON & SUTCLIFFE LLP